Exhibit 5 Opinion of counsel as to the legality of the securities being registered

[RS Group of Companies, Inc. Letterhead]

October 6, 2005

RS Group of Companies, Inc.

200 Yorkland Boulevard, Suite 200

Toronto, Ontario, Canada M2J 5C1

Re:

Registration Statement on Form S-8 for Additional Shares to be Issued to Certain Shareholders

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 6, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of five hundred thousand (500,000) shares of Common Stock, no par value, (the “Shares”) of RS Group of Companies, Inc. (the “Company”), authorized for issuance by the Company’s Board of Directors upon exercise of the warrants described therein to the warrant holders indicated in the Registration Statement. As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares.

It is my opinion that, upon exercise of the warrants, the Shares shall be legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

/s/ Sandro Sordi

Sandro Sordi

General Counsel